UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12
ISOTIS, INC.
(Name of Registrant as Specified in its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Filed by IsoTis, Inc. Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: IsoTis, Inc.
Commission File No.: 001-33272
This filing relates to the proposed acquisition of IsoTis, Inc. (“IsoTis”) by Integra LifeSciences Holdings Corporation (“Integra”) pursuant to the terms of an Agreement and Plan of Merger, dated as of August 6, 2007, among Integra, Ice Mergercorp, Inc. and IsoTis. The Agreement and Plan of Merger is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by IsoTis on August 7, 2007 and is incorporated by reference into this filing.
The following items were provided as indicated below: French and German translations of standard email response to IsoTis stockholder email inquiries concerning the proposed merger (English and Dutch versions filed previously).
The following standard email, translated in French, was provided to stockholders of IsoTis in response to email inquiries from stockholders beginning on August 15, 2007:
Cher actionnaire IsoTis,
Je vous remercie de l’intérêt que vous avez manifesté pour le projet d’acquisition d’IsoTis, Inc. (“IsoTis”) par Integra LifeSciences Holdings Corporation (“Integra”) annoncé récemment.
Nous aurions vivement souhaité pouvoir répondre individuellement à vos questions, mais, avec plus de 5000 actionnaires, cela nous est malheureusement impossible. De plus, nous sommes tenus par les lois relatives à la sécurité aux États-Unis, d’enregistrer toutes les communications avec les actionnaires auprès de la “SEC” (Securities and Exchange Commission) américaine.
Nous avons publié, dans un communiqué de presse en date du 6 août 2007, les principaux éléments de la transaction et la recommandation unanime de notre conseil d’administration vous demandant à vous, actionnaires, d’approuver la transaction. À toutes fins utiles, ce communiqué, par ailleurs accessible sur notre site, www.isotis.com, est joint à ce message. En outre, vous pouvez prendre connaissance de l’accord de fusion avec Integra sur le site de la SEC, www.sec.gov, et sur les pages investisseur du site IsoTis, www.isotis.com.
Nous vous remercions de bien vouloir prendre note que, dans les semaines à venir, nous allons, avec la SEC, rédiger une circulaire de sollicitation de procurations qui sera distribuée aux actionnaires. Ce document donnera des compléments d’information sur la transaction, notamment sur les raisons pour lesquelles le conseil d’administration vous demande d’approuver la fusion avec Integra lors de l’assemblée extraordinaire des actionnaires prévue au quatrième trimestre 2007.
Sachez que nous apprécions à sa juste valeur votre soutien sans faille dans notre société.
Bien cordialement,
Pieter Wolters
IsoTis Inc. — Président & CEO
www.isotis.com

The following standard email, translated in German, was provided to stockholders of IsoTis in response to email inquiries from stockholders beginning on August 15, 2007:
Sehr geehrte(r) IsoTis-Aktionär(in),
Wir danken Ihnen für das Interesse, dass Sie an dem kürzlich bekannt gegebenen Angebot der Integra LifeSciences Holdings Corporation (,,Integra“), die IsoTis, Inc. (,,IsoTis“) zu erwerben, bekundet haben.
Wir würden Ihnen gerne persönlich antworten, doch bei über 5000 Aktionären ist es uns leider nicht möglich, jede Anfrage einzeln zu bearbeiten. Zudem verpflichten uns die Wertpapiergesetze der USA, alle Mitteilungen an die Aktionäre öffentlich bei der Börsenaufsichtsbehörde ,,Securities and Exchange Commission“ (,,SEC“) zu hinterlegen.
Wir haben die wichtigsten Einzelheiten hinsichtlich dieser Transaktion sowie die einstimmige Empfehlung unseres Vorstands an Sie als Aktionäre, dieser Transaktion zuzustimmen, in unseren Pressemitteilungen vom 6. August 2007 bekannt gegeben; diese Pressemitteilungen werden auch auf unserer Website, www.isotis.com, bereit gestellt und dieser E-mail als Anhang beigefügt. Außerdem können Sie unseren Fusionsvertrag mit Integra auf der Website der SEC, www.sec.gov , sowie in der Anleger-Rubrik der IsoTis-Website, www.isotis.com, einsehen.
Des Weiteren informieren wir Sie, dass wir in den kommenden Wochen der SEC eine Stimmrechtsvollmacht vorlegen und diese an unsere Aktionäre versenden werden. Dieses Dokument wird weitere Informationen über die Transaktion enthalten, darunter die Gründe, weshalb unser Vorstand Ihnen empfiehlt, dem Zusammenschluss mit Integra bei der außerordentlichen Hauptversammlung, die im vierten Quartal 2007 geplant ist, zuzustimmen.
Wir danken Ihnen für Ihre dauerhafte Unterstützung unseres Unternehmens.
Mit freundlichen Grüßen
Pieter Wolters
IsoTis Inc. — President & CEO
www.isotis.com

A special stockholder meeting will be announced soon to obtain stockholder approval of the proposed transaction. IsoTis intends to file with the Securities and Exchange Commission a proxy statement and other relevant documents in connection with the proposed transaction. Investors of IsoTis are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about IsoTis, Integra and the proposed transaction. Investors may obtain a free copy of these materials (when they are available) and other documents filed by IsoTis with the Securities and Exchange Commission at the SEC’s website at www.sec.gov, at IsoTis’ website at www.isotis.com or by sending a written request to IsoTis at 2 Goodyear, Irvine, California 92618, attention: Director, Investor Relations.
IsoTis and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of IsoTis’ stockholders in connection with the proposed transaction will be set forth in IsoTis’ proxy statement for its special meeting. Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the definitive proxy statement when it is filed with the SEC.